Exhibit 4.3

DESCRIPTION OF CAPITAL STOCK

The following is a general description of the securities of Enact Holdings, Inc. (the “Company,” “we,” “us” or “our”) registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The description of the relevant provisions of our amended and restated certificate of incorporation (“Certificate of Incorporation”), amended and restated bylaws (“Bylaws”) and the General Corporation Law of the State of Delaware (the “DGCL”) does not purport to be complete and is qualified in its entirety by reference to the full text of the documents. Our Certificate of Incorporation and Bylaws are filed as exhibits to this Annual Report and are incorporated by reference herein
We have one class of securities registered pursuant to Section 12 of the Exchange Act: Common stock, par value $0.01 per share (“common stock”).
General
Our Certificate of Incorporation authorizes 600,000,000 shares of common stock $0.01 par value per share, and 50,000,000 shares of undesignated preferred stock, $0.01 par value per share, (“preferred stock”) the rights, preferences and privileges of which may be designated from time to time by our board of directors. We currently do not have any preferred stock outstanding.
Common Stock
Dividend Rights
Subject to preferences that may apply to shares of our preferred stock outstanding at the time, the holders of outstanding shares of our common stock are entitled to receive dividends out of funds legally available if our board of directors, in its discretion, determines to issue dividends and only then at the times and in the amounts that our board of directors may determine, subject to any statutory, regulatory or contractual restrictions on the payment of dividends.
Voting Rights
The holders of our common stock are entitled to one vote per share with respect to each matter presented to our stockholders on which the holders of our common stock are entitled to vote; provided, however, that, except as otherwise required by law, holders of common stock, are not entitled to vote on any amendment to the Certificate of Incorporation, including any certificate of designations relating to any series of preferred stock, that relates solely to the terms of one or more outstanding series of preferred stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to the Certificate of Incorporation (including any certificate of designations relating to any series of preferred stock) or the DGCL. Holders of our common stock will not have cumulative voting rights in the election of directors.
No Preemptive or Similar Rights
Our common stock is not entitled to preemptive rights and is not subject to redemption or sinking fund provisions.
Right to Receive Liquidation Distributions
Upon our liquidation, dissolution or winding-up, the assets legally available for distribution to our stockholders would be distributable ratably among the holders of our common stock and any participating preferred stock outstanding at that time, subject to prior satisfaction of all outstanding debt and liabilities and the preferential rights and the payment of liquidation preferences, if any, on any outstanding shares of our preferred stock.
Preferred Stock
Pursuant to our Certificate of Incorporation, our board of directors is authorized, subject to limitations prescribed by the DGCL, to issue preferred stock in one or more series, to establish from time to time the number of shares to be included in each series and to fix the designation, powers, preferences and rights of the shares of each series and any of its qualifications, limitations or restrictions, in each case without further vote or action by our stockholders. Our board of directors can also increase or decrease the number of shares of any series of preferred stock, but not below the number of shares of that series then outstanding, without any further vote or action by our stockholders. Our board of directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of our common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change in our control and might adversely affect the market price of our common stock and the voting and other rights of the holders of our common stock.
Registration Rights
We entered into a registration rights agreement (the “Registration Rights Agreement”) with Genworth Financial, Inc. (the “Parent”), pursuant to which our Parent is able to require us, beginning after the 180-day lock-up period, to file one or more registration statements with the SEC covering the public resale of registrable securities beneficially owned by our Parent or to effect a shelf takedown offering. We are required to bear the registration expenses, other than the underwriting discount and transfer taxes, associated with any registration of stock pursuant to the Registration Rights Agreement. The Registration Rights Agreement includes customary indemnification provisions in favor of our Parent, any person who is or might be deemed a control person (within the meaning of the Securities Act of 1933, as amended (the “Securities Act”) and the Exchange Act) and related parties against certain losses and liabilities (including reasonable costs of investigation and legal expenses) arising out of or based upon any filing or other disclosure made by us under the securities laws relating to any such registration. Our Parent additionally has “piggyback” rights, pursuant to which our Parent is entitled to participate in certain registrations or offerings we may undertake, subject to cutback in certain cases.
Master Agreement
Under the terms of the master agreement that we entered into with our Parent in connection with our initial public offering (the “Master Agreement”), our Parent is entitled to designate a certain number of persons to our board of directors and certain committees thereof depending on the beneficial ownership by our Parent of our outstanding common stock. In addition, for so long as our Parent beneficially owns more than 50% of our outstanding common stock, we are required to seek the prior written consent of our Parent to take various significant corporation actions (subject to certain exceptions).
Anti-Takeover Provisions
The provisions of the DGCL, our Certificate of Incorporation and our Bylaws could have the effect of delaying, deferring or discouraging another person from acquiring control of our company. These provisions, which are summarized below, are expected to discourage certain types of coercive takeover practices and inadequate takeover bids and encourage persons seeking to acquire control of our company to first negotiate with our board of directors. We believe that the benefits of increased protection of our potential ability to negotiate with an unfriendly or unsolicited acquirer outweigh the disadvantages of discouraging a proposal to acquire us because negotiation of these proposals could result in an improvement of their terms.

Certain Certificate of Incorporation and Bylaws Provisions
Our Certificate of Incorporation and our Bylaws include a number of provisions that may have the effect of deterring hostile takeovers, or delaying or preventing changes in control of our management team or changes in our board of directors or our governance or policy, including as summarized below.
No Cumulative Voting
The DGCL provides that stockholders are not entitled to the right to cumulative voting in the election of directors unless a corporation’s certificate of incorporation provides otherwise. Our Certificate of Incorporation does not provide for cumulative voting.
Issuance of Undesignated Preferred Stock
As discussed above, our board of directors has the authority, without further action by the stockholders, to issue up to 50,000,000 shares of undesignated preferred stock with rights and preferences, including voting rights, designated from time to time by our board of directors. The existence of authorized but unissued shares of our preferred stock enables our board of directors to render more difficult or to discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise.
Ability to Fill Vacancies
Subject to the terms and conditions of the Master Agreement and the rights of one or more series of preferred stock then outstanding, (i) any newly created directorship or any vacancy on the Board of Directors for any cause, shall be filled solely by a majority of the directors then in office, even if less than a quorum remains, or by the sole remaining director, and (ii) the right of stockholders to fill vacancies on the Board of Directors is hereby specifically denied.
Stockholder Action by Written Consent; Special Meetings of Stockholders
Subject to the terms of any series of preferred stock, (i) for so long as Parent beneficially owns (directly or indirectly) at least a majority of the voting power of the then outstanding shares of stock of the Company entitled to vote generally in the election of directors (the “Voting Stock”), any action that is required or permitted to be taken by our stockholders may be effected by consent in lieu of a meeting and (ii) if Parent no longer beneficially owns (directly or indirectly) at least a majority of the Voting Stock, any action required or permitted to be taken by our stockholders must be effected at a duly called annual or special meeting of our stockholders and may not be effected by any consent in lieu of a meeting. In addition, except as otherwise required by law, special meetings of our stockholders, for any purpose or purposes, may be called at any time only (i) by the Chairperson of the Board of Directors, (ii) by our Chief Executive Officer (or, in the absence of a Chief Executive Officer, the President), (iii) pursuant to a resolution duly adopted by a majority of the Board of Directors or (iv) so long as Parent beneficially owns (directly or indirectly) at least 50% or more of the Voting Stock, by the Secretary of the Company at the request of the holders of shares representing at least 50% of the Voting Stock. Other than as set forth in clause (iv) of the preceding sentence, stockholders cannot otherwise call a special meeting of stockholders.
Requirements for Advance Notification of Stockholder Nominations and Proposals
Our Bylaws establish advance notice procedures with respect to stockholder proposals and stockholder nomination of candidates for election as directors. For any matter to be “properly brought” before a meeting, a stockholder will have to comply with advance notice requirements and provide us, as applicable, among other things, with certain information related to the stockholder giving the notice, the beneficial owner (if any) on whose behalf the nomination is made, and information about the proposal or nominee for election to the Board of Directors.

Corporate Opportunities Waiver
To the fullest extent permitted by applicable law (including, without limitation, Section 122(17) of the DGCL (or any successor provision)), we, on behalf of us and our subsidiaries, renounced in the Certificate of Incorporation any interest or expectancy of us and our subsidiaries in, or in being offered an opportunity to participate in, business opportunities that are from time to time presented to Parent or any of its officers, directors, employees, agents, shareholders and affiliates (other than us and our subsidiaries) (each, a “Specified Party”), even if the opportunity is one that we or any of our subsidiaries might reasonably be deemed to have pursued or had the ability or desire to pursue if presented the opportunity to do so. Each such Specified Party shall have no duty to communicate or offer such business opportunity to us or any of our subsidiaries and, to the fullest extent permitted by applicable law, shall not be liable to us or any of our subsidiaries for breach of any fiduciary or other duty, as a director or officer or controlling stockholder or otherwise, by reason of the fact that such Specified Party pursues or acquires such business opportunity, directs such business opportunity to another person or fails to present such business opportunity, or information regarding such business opportunity, to us or any of our subsidiaries. Notwithstanding the foregoing, a Specified Party who is our director or officer and who is expressly offered a business opportunity solely in his or her capacity as our director or officer (a “Directed Opportunity”) shall be obligated to communicate such Directed Opportunity to us. The Specified Parties shall, to the fullest extent permitted by applicable law, have no duty to refrain from (i) engaging directly or indirectly in the same or similar business activities or lines of business as us or any of our subsidiaries or (ii) otherwise competing with us or any of our subsidiaries. Any person or entity purchasing or otherwise acquiring or holding any interest in the shares of our stock of shall be deemed to have notice of and consented to these corporate opportunity waive provisions.
Delaware Takeover Statute
In general, Section 203 of the DGCL, an anti-takeover provision, prohibits a publicly held Delaware corporation from engaging in a business combination, such as a merger, with an interested stockholder, or person or group owning 15% or more of the corporation’s voting stock, for a period of three years following the date the person became an interested stockholder, unless (with certain exceptions) the business combination or the transaction in which the person became an interested stockholder is approved in the manner prescribed by the DGCL and Delaware Court of Chancery.
We elected in Certificate of Incorporation not to be subject to Section 203. However, the Certificate of Incorporation contains provisions that have generally the same effect as Section 203, except that the Parent and any current and future affiliates of the Parent (so long as such affiliate remains an affiliate but excluding the Company), as well as their direct and indirect transferees and any “group” of which any such person is part under Rule 13d-5 under the Exchange Act, will not be deemed to be “interested stockholders,” regardless of the percentage of our voting stock owned by them, and accordingly will not be subject to such restrictions.
Exclusive Forum
Our Certificate of Incorporation provides that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of a duty (including any fiduciary duty) owed by any of our current or former directors, officers, stockholders, employees or agents to us or our stockholders, (iii) any action asserting a claim against us or any of our current or former directors, officers, stockholders, employees or agents arising out of or relating to any provision of the DGCL or our Certificate of Incorporation or our Bylaws (each, as in effect from time to time), or (iv) any action asserting a claim against us or any of our current or former directors, officers, stockholders, employees or agents governed by the internal affairs doctrine of the State of Delaware; provided, however, that, in the event that the Court of Chancery of the State of Delaware lacks subject matter jurisdiction over any such action or proceeding, the sole and exclusive forum for such action or proceeding shall be another state or federal court located within the State of Delaware, in each such case, unless the Court of Chancery (or such other state or federal court located within the State of

Delaware, as applicable) has dismissed a prior action by the same plaintiff asserting the same claims because such court lacked personal jurisdiction over an indispensable party named as a defendant therein. Unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. This exclusive forum provision does not apply to actions arising under the Exchange Act. Our exclusive forum provision does not relieve us of our duties to comply with the federal securities laws and the rules and regulations thereunder, and our stockholders are not deemed to have waived our compliance with these laws, rules and regulations.
Market Listing
Our common stock is listed on Nasdaq under the symbol “ACT.”
Transfer Agent and Registrar
The transfer agent and registrar for our common stock is Computershare Trust Company, N.A. The transfer agent’s address is 150 Royall Street, Canton, MA 02021.